Exhibit 5

Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019-6142 +1 212 506 5000 orrick.com

August 31, 2026

BMO Commercial Mortgage Securities LLC

c/o BMO Capital Markets Corp.

151 West 42nd Street

New York, New York 10036

Re:	BMO 2026-C15 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2026-C15

Ladies and Gentlemen:

We have acted as special counsel to BMO Commercial Mortgage Securities LLC (the “Depositor”) in connection with the transactions contemplated by the following agreements (collectively, the “Agreements”): (i) that certain Pooling and Servicing Agreement, dated as of August 1, 2026 (the “Pooling and Servicing Agreement”), between the Depositor, KeyBank National Association, as a master servicer, Rialto Capital Advisors, LLC, as a special servicer, National Cooperative Bank, N.A., as a master servicer and a special servicer, Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, Citibank, N.A., as certificate administrator, and Wilmington Savings Fund Society, FSB, as trustee, pursuant to which the BMO 2026-C15 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2026-C15, Class A-1, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class A-S, Class B and Class C (the “Certificates”), are being issued on the date hereof; and (ii) that certain Underwriting Agreement, dated as of August 14, 2026 (the “Underwriting Agreement”), between the Depositor, BMO Capital Markets Corp. (“BMO Capital”), Citigroup Global Markets Inc. (“CGMI”), Deutsche Bank Securities Inc. (“DBSI”), J.P. Morgan Securities LLC (“JPMS”), KeyBanc Capital Markets Inc. (“KeyBanc Capital”), Nomura Securities International, Inc. (“Nomura Securities”), SG Americas Securities, LLC (“SGAS”), UBS Securities LLC (“UBS Securities”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Academy Securities, Inc. (“Academy”), Bancroft Capital, LLC (“Bancroft”), Drexel Hamilton, LLC (“Drexel”), Mischler Financial Group, Inc. (“Mischler”) and Natixis Securities Americas LLC (“Natixis”; and BMO Capital, CGMI, DBSI, JPMS, KeyBanc Capital, Nomura Securities, SGAS, UBS Securities, Wells Fargo Securities, Academy, Bancroft, Drexel, Mischler and Natixis, collectively, the “Underwriters”), pursuant to which the Underwriters have agreed to purchase, subject to the satisfaction of the conditions set forth therein, the Certificates. Capitalized terms used but not defined in this letter have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

The Certificates have been offered pursuant to the Depositor’s prospectus, dated August 14, 2026 (including the annexes and exhibits attached thereto, but excluding any electronic media that may accompany the printed version thereof, the “Prospectus”).

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In rendering the opinions set forth below, we have examined and relied upon originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Agreements and such certificates, entity and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. Furthermore, except for the matters that are specifically addressed in any opinion expressed below, we have assumed, to the extent relevant to the opinions expressed below, (i) the authenticity of all documents submitted to us as originals or as copies or specimens thereof, the conformity to the originals of all documents submitted to us as copies or specimens, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates, (iv) that the execution, delivery and performance of the documents to which this opinion relates do not contravene the organizational documents of any party, (v) the necessary ownership of and/or other rights and interests in assets, and the necessary adequacy and fairness of any consideration for such assets, (vi) the accuracy of the representations and warranties as to factual matters, and compliance by the parties thereto with the covenants, contained in any document referred to herein or otherwise reviewed by us in connection with rendering this opinion letter, (vii) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates and (viii) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Depositor and others in connection with the preparation and delivery of this opinion letter.

In addition, we assume, for purposes of this opinion letter, the conformity of the text of the Prospectus filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed copies of such document reviewed by us.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York and the federal laws of the United States of America. In addition, we do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below.

Based upon and subject to the foregoing, it is our opinion that:

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1.                  When the Certificates have been duly executed, authenticated or countersigned (as applicable) and delivered by the Certificate Administrator in the manner contemplated by the Pooling and Servicing Agreement, and paid for and sold to the Underwriters in accordance with the Underwriting Agreement, the Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of the Pooling and Servicing Agreement.

2.       The descriptions of federal income tax consequences appearing under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in the Prospectus, while not purporting to discuss all possible federal income tax consequences of an investment in the Certificates, accurately describe in all material respects the federal income tax consequences to holders of the Certificates which are discussed, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such heading, under existing law and subject to the qualifications and assumptions stated therein.

This opinion letter is rendered for the sole benefit of the addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. The procedures undertaken by us in connection with this opinion letter do not constitute “due diligence services” as defined in Rule 17g-10 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this opinion letter does not constitute a “due diligence report” for purposes of Rule 15Ga-2 of the Exchange Act. No person is permitted to use, furnish or refer to this opinion letter in connection with such rules without our prior written approval. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform the addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Depositor’s Registration Statement on Form SF-3 (File No. 333-280224) (the “Registration Statement”), and to the use of our name in the Prospectus under the headings “LEGAL MATTERS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES.” This consent is not to be construed as an admission that we are “persons” within the meaning of Section 7(a) or 11(a)(4) of the Securities Act of 1933, as amended, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

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Very truly yours,

/s/ Orrick Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP